EXHIBIT 99.1

MESABI TRUST PRESS RELEASE

New York, New York

May 3, 2021

On April 30, 2021, the Trustees of Mesabi Trust (NYSE: MSB) received the quarterly royalty report of iron ore shipments from Silver Bay, Minnesota during the quarter ended March 31, 2021 (the “Royalty Report”) from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”).

As reported to Mesabi Trust by Cliffs in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended March 31, 2021, Mesabi Trust was credited with a base royalty of $3,048,457.  For the three months ended March 31, 2021, Mesabi Trust was also credited with a bonus royalty in the amount of $3,658,148. The royalty also included a reduction of $557,016 as a result of negative pricing adjustments to base and bonus royalty calculations related to changes in price estimates made in prior quarters.   In addition, a royalty payment of $190,443 was paid to the Mesabi Land Trust.  Accordingly, the total royalty payments received by Mesabi Trust on April 30, 2021 from Cliffs were $6,340,032.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the first calendar quarter of 2021, Cliffs credited Mesabi Trust with 919,457 tons of iron ore shipped, as compared to 340,617 tons shipped during the first calendar quarter of 2019.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes.  Further, the prices under the term contracts among Northshore, Cliffs, and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors, some of which are not known until after the end of a contract year.  The factors that could result in price adjustments under Cliffs’ customer contracts include changes in the Platts Prices, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel.  These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year.  These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust.  Royalty payments anticipated to be received during the current year will continue to reflect pricing estimates for shipments of iron ore products that will be subject to positive or negative pricing adjustments pursuant to the Cliffs Pellet Agreements.  Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

With respect to calendar year 2021, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products, or what percentage of 2021 shipments will be from Mesabi Trust iron ore.  In the Cliffs’ Royalty Report, Cliffs stated that the royalty payments being reported today were based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi

Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

Other Available Information

Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, which includes the audited financial statements of Mesabi Trust, was filed with the Securities and Exchange Commission on April 27, 2021. Mesabi Trust Unitholders may obtain a hard copy of the complete audited financial statements, which is included as Exhibit 13 to Mesabi Trust’s Annual Report, free of charge upon request to Mesabi Trust’s Corporate Trustee, at:

Mesabi Trust

c/o Deutsche Bank Trust Company Americas, Corporate Trustee

Trust & Securities Services — GDS

60 Wall Street, 24th Floor

New York, NY 10005

(904) 271-2520

Unitholders can also directly access the audited financial statements of Mesabi Trust by navigating to Mesabi Trust’s website at www.Mesabi-Trust.com and clicking on the Edgar Filings (SEC) link under the Menu to the right of the SEC Filings page by scrolling down to the desired Annual Report on Form 10-K under Exhibit 13 thereof, beginning on page F-1 of each such Report.

Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2020 and 2021, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the recent coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors found in Cliffs Pellet Agreements resulting in future adjustments to royalties payable to Mesabi Trust and other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (filed April 27, 2021).  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contacts

Mesabi Trust SHR Unit

Deutsche Bank Trust Company Americas

904-271-2520